Exhibit (a)(1)(J)

Greenhill & Co., LLC

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated preferred stock purchase rights)

of

RAMTRON INTERNATIONAL CORPORATION

at

$3.10 Net per Share

by

RAIN ACQUISITION CORP.

a wholly owned subsidiary of

CYPRESS SEMICONDUCTOR CORPORATION

September 25, 2012

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged by Rain Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned subsidiary of Cypress Semiconductor Corporation, a Delaware corporation (“Cypress”), to act as Dealer Manager in connection with its offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), and the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”), of Ramtron International Corporation, a Delaware corporation (the “Company”), at a price of $3.10 per Share, net to the seller in cash (less any applicable withholding taxes and without interest) upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 21, 2012 (as amended and supplemented from time to time, the “Offer to Purchase”), the Amendment and Supplement to the Offer to Purchase dated September 25, 2012 (as amended and supplemented from time to time, the “Supplement”) and the related Amended and Restated Letter of Transmittal that accompanies the Supplement (the “Amended and Restated Letter of Transmittal”) (which, together with the Offer to Purchase and the Supplement, collectively constitute the “Offer”).

The consummation of the Offer is conditioned upon, among other things, there having been validly tendered and not properly withdrawn before the expiration of the Offer at least the number of Shares, which, together with the Shares then owned by Cypress, Purchaser or their controlled affiliates, represents at least a majority of the total number of then-outstanding Shares (calculated to give effect to the exercise or conversion of certain stock awards of the Company that are vested and exercisable or may become vested and exercisable within a certain period of time). The Offer is also subject to certain other conditions contained in the Supplement. See Section 10 of the Supplement, which sets forth in full the conditions to the Offer.

The Offer is not conditioned upon Purchaser obtaining financing.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Supplement;

2. The Amended and Restated Letter of Transmittal, including a Substitute Form W-9 (with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup withholding of U.S. federal income tax attached) for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Inc., the depositary for the Offer (the “Depositary”), or if the procedures for book-entry transfer cannot be completed, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Return envelope addressed to the Depositary.

YOUR PROMPT ACTION IS REQUIRED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, OCTOBER 9, 2012, UNLESS THE OFFER IS EXTENDED.

On September 18, 2012, Purchaser, Cypress and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides, among other things, that after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Cypress.

The board of directors of the Company has (i) unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the revised Offer and the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby and (iii) unanimously recommended that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer, and, if required by applicable Delaware law, adopt the Merger Agreement.

Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager (as defined in the Offer to Purchase), the Information Agent (as defined in the Offer to Purchase) or the Depositary (as defined in the Offer to Purchase) as described in the Offer to Purchase and the Supplement) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Amended and Restated Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Amended and Restated Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 12:00 midnight, New York City time, on Tuesday, October 9, 2012.

Any inquiries you may have with respect to the Offer should be addressed to the Information Agent or the undersigned, and additional copies of the enclosed materials may be obtained from the Information Agent, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and of the Supplement.

Very truly yours,

Greenhill & Co., LLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PURCHASER, CYPRESS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.